Exhibit 99.1

francesca’s® Provides Business Update and Second Quarter Outlook

Reports Final First Quarter Fiscal Year 2020 Financial Results

HOUSTON, TEXAS — July 28, 2020 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today provides a business update and reports financial results for the first quarter ended May 2, 2020.

Mr. Andrew Clarke, President and CEO, stated, “Sales of reopened boutiques are trending within our expectations, with higher conversion largely offsetting lower traffic trends. With an increased focus on boutique promotions, as part of our phased reopening plans, we have cleared through the majority of our aged product, which we believe will place us in a better inventory position heading into the fall season. While these promotions are resulting in meaningful gross margin pressure, our priority remains to ensure that we maintain disciplined inventory levels. The re-platforming and relaunching of our ecommerce site is on track for the fall season. Our IoS App is expected to launch in the next few weeks and our Android App is expected to launch this fall. In addition to better enabling our customers to shop wherever, whenever and however she chooses, the launch of our mobile app will enhance our ability to serve our customers where stores remain closed.”

Mr. Clarke continued, “Looking ahead, while the situation remains fluid, with store re-closures taking place in certain states due to increased cases of COVID-19, we are focused on maximizing sales by controlling what is within our control. Our business model enables us to respond quickly to shifts in consumer demand so that we may manage our inventory flow to align with consumer demand. That said, we expect the heightened promotional environment will continue, particularly in light of soft traffic trends. While we expect the retail environment to remain challenging as a result of uncertainty related to COVID-19, we believe we are on the right path forward.”

BUSINESS UPDATE

The following are business update highlights as of July 17, 2020:

•	Reopened 674 of 702 boutiques although the majority of them are operating at reduced capacity and hours in accordance with local regulations. This reflects the re-closure of 22 boutiques in California;

•	All reopened boutiques have adopted a mandatory mask requirement for associates and customers, irrespective of CDC and local authority guidelines;

•	Repaid $2.0 million of outstanding borrowings under the Company’s Amended ABL Credit Agreement bringing the combined outstanding balance to $12.1 million, net of $0.9 million debt issuance costs, and $0.5 million in combined borrowing availability under the Company’s credit facilities;

•	Cash and cash equivalents of $18.7 million following repayment of a portion of the outstanding borrowings under the Company’s Amended ABL Credit Agreement as well as payments of certain accounts payable and lease obligations;

•	Merchandise and non-merchandise vendor accounts payables substantially current with past due balances paid and lease payments resumed on all locations for July 2020;

•	Substantially completed negotiations with the Company’s landlords to abate or defer lease payments for the months of April, May and June 2020. While deferred payments have a minimal impact on GAAP straight-line lease expense, they are expected to have a positive impact on the Company’s cash flow in fiscal year 2020;

•	Expects to receive a $10.7 million income tax refund filed with the IRS related to the CARES Act. This tax refund is required to be used to pay down any then outstanding borrowings under the Company’s Amended ABL Credit Agreement.

•	As previously disclosed and as a result of the COVID-19 pandemic and its effects on the Company’s business described above, the Company’s revenues, results of operations and cash flows continue to be materially adversely impacted which continues to raise substantial doubt about its ability to continue as a going concern.

SECOND QUARTER OUTLOOK

For the second quarter ending on August 1, 2020, net sales are expected to be in the range of $67.0 million to $71.0 million, assuming a comparable sales decrease of 16% to 11%. Gross margin pressure is expected to accelerate due to more aggressive promotions as the Company continues to move through the remainder of excess inventory as well as the generally challenging retail environment. Loss from operations is expected to be in the range of $23.0 million to $21.0 million. Cash and cash equivalents are expected to be in the range of $10.0 million to $12.0 million while average inventory per boutique is expected to decrease in the mid- to high-single digit range versus the comparable prior year period.

In light of the economic and business uncertainties caused by COVID-19, management may not provide quarterly or annual financial guidance in any future earnings release.

FIRST QUARTER RESULTS

Net sales decreased 50% to $43.8 million from $87.1 million in the comparable prior year quarter primarily due to the mandated boutique closures beginning on March 25, 2020 and continuing through the end of the first quarter related to the COVID-19 pandemic. This decrease was partially offset by strong performance in ecommerce as all of the Company’s efforts subsequent to March 25, 2020 were focused on driving ecommerce sales during the temporary boutique closure period. The Company permanently closed eight boutiques during the first quarter, bringing the total boutique count to 703 at the end of the quarter.

Gross loss, as a percent of sales, was (6.6)% as compared to gross profit, as a percentage of sales, of 34.8% in the prior year quarter. This unfavorable variance was primarily due to deleverage in occupancy costs as a result of lower sales. Occupancy costs include the full lease expense for all boutiques for the first quarter ended May 2, 2020, regardless of any rent deferral. Additionally, merchandise margin decreased due to aggressive markdowns and promotions as well as increased inventory reserves as a result of the COVID-19 pandemic.

Selling, general and administrative (SG&A) expenses decreased $15.0 million or 38% to $25.0 million from $40.0 million in the prior year quarter. Adjusted SG&A in the first quarter ended May 4, 2019 was $38.0 million and excludes $1.2 million of consulting expenses associated with the Company’s review of strategic and financial alternatives and turnaround strategy, $1.1 million in severance benefits and other payroll costs also associated with the turnaround plan, and $0.3 million of stock-based compensation reversal associated with the departure of certain employees. There were no non-GAAP adjustments to SG&A in the first quarter ended May 2, 2020.

The $13.0 million decrease in SG&A versus adjusted SG&A in the comparable prior year period was primarily due to a $10.7 million decrease in boutique and corporate payroll costs as a result of the temporary furlough of substantially all of the Company’s employees, a $0.9 million decrease in boutique and corporate bonus expenses and $0.6 million decrease in professional fees.

The Company recorded non-cash asset impairment charges of $7.5 million as a result of lower than expected sales and profitability for the Company’s boutiques due to the COVID-19 pandemic. Of the total amount, $6.8 million was related to the write-down of operating lease right-of-use assets for 107 underperforming boutiques and $0.7 million was related to the write-down of property and equipment for 41 underperforming boutiques. The Company did not record non-cash asset impairment charges in the comparable prior year period.

Loss from operations was $35.3 million compared to $9.7 million in the prior year quarter. Excluding the non-cash impairment charges of $7.5 million, adjusted loss from operations for the first quarter ended May 2, 2020 was $27.8 million. This compares to adjusted loss from operations of $7.7 million in the comparable prior year period, which excludes the adjustments to SG&A noted above.

Income tax benefit was $20.3 million compared to an income tax expense of $0.4 million in the prior year quarter. The effective income tax rate in the current year quarter was 57.0% compared to 4.3% in the comparable prior year period. The income tax benefit in the current year quarter was primarily due the $9.6 million federal and state net operating loss that the Company may carryback to prior years under the CARES Act. In addition, the Company filed an income tax refund for $10.7 million with the IRS in April 2020 related to its net operating loss for fiscal year 2018 that the Company may also carryback to prior years under the CARES Act. The income tax expense for the prior year quarter included a non-cash charge of $2.1 million associated with the additional valuation allowance provided on the Company’s net deferred tax assets. The Company continues to provide a full valuation allowance on its net deferred tax asset as of May 2, 2020.

Net loss for the first quarter ended May 2, 2020 was $15.3 million, or $5.25 per share, compared to prior year quarter net loss of $10.1 million, or $3.50 per share. Excluding the non-cash impairment charges and income tax benefit related to the net operating loss carryback provision under the CARES Act, adjusted net loss for the first quarter ended May 2, 2020 was $28.4 million, or $9.73 per share. This compares to adjusted net loss of $8.2 million, or $2.84 per share, in the comparable prior year quarter.

Please see the reconciliation of adjusted SG&A, adjusted loss from operations, adjusted net loss and adjusted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: risks arising from the COVID-19 pandemic, including the related impact on the Company’s liquidity, changes in commercial and consumer spending and economic conditions generally, the duration of government-mandated and voluntary shutdowns and the speed with which the Company’s boutiques can safely be reopened and its ecommerce and distribution facilities return to normal capacity and the level of customer demand following reopening; the Company’s ability to continue as a going concern; the Company’s ability to satisfy covenant requirements under its asset based revolving credit agreement and term loan credit agreement and make payments of principal and interest as they come due; the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate its boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended February 2, 2020 filed with the Securities and Exchange Commission (“SEC”) on May 1, 2020 and any risk factors contained in subsequent quarterly, annual and other reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A, adjusted loss from operations, adjusted net loss, and adjusted loss per share, each of which are non-GAAP financial measures. The Company believes these non-GAAP financial measures not only provides the Company’s management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s first quarter fiscal year 2020 SG&A, loss from operations, net loss and loss per share on a comparable basis with the Company’s first quarter fiscal year 2019 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today, francesca's® operates approximately 702 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	May 2, 2020		May 4, 2019		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
	(in thousands, except percentages and basis points)
Net sales	$43,753	100.0%	$87,125	100.0%	$(43,372)	(50)%	-
Cost of goods sold and occupancy costs	46,624	106.6%	56,798	65.2%	(10,174)	(18)%	4,140
Gross (loss) profit	(2,871)	(6.6)%	30,327	34.8%	(33,198)	(109)%	(4,140)
Selling, general and administrative expenses	24,951	57.0%	39,994	45.9%	(15,043)	(38)%	1,110
Asset impairment charges	7,472	17.1%	-	-	7,472	100%	1,710
Loss from operations	(35,294)	(80.7)%	(9,667)	(11.1)%	25,627	265%	6,960
Interest expense	429	1.0%	173	0.2%	256	148%	80
Other income	(59)	(0.1)%	(113)	(0.1)%	(54)	(48)%	-
Loss before income tax (benefit) expense	(35,664)	(81.5)%	(9,727)	(11.2)%	25,937	267%	7,030
Income tax (benefit) expense	(20,322)	(46.4)%	422	0.5%	(20,744)	(4,916)%	(4,690)
Net loss	$(15,342)	(35.1)%	$(10,149)	(11.6)%	$5,193	51%	2,340

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Loss per share*	$(5.25)		$(3.50)
Weighted average basic and diluted share count*	2,920		2,901

Comparable sales change**	(3)%		(13)%

* Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

** Comparable sales for the thirteen weeks ended May 2, 2020 included boutique sales for the period February 2, 2020 through the full week prior to the individual mandated boutique closure date as of March 25, 2020 and ecommerce sales for the full thirteen weeks ended May 2, 2020.

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Current assets:
Cash and cash equivalents	$14,324	$17,839	$17,462
Accounts receivable	14,481	3,743	7,581
Inventories	34,768	31,636	32,201
Prepaid expenses and other current assets	3,729	12,325	11,137
Total current assets	67,302	65,543	68,381
Operating lease right-of-use assets, net	196,226	208,503	230,881
Property and equipment, net	47,302	51,469	66,881
Other assets, net	12,381	3,093	4,201

TOTAL ASSETS	$323,211	$328,608	$370,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,639	$10,823	$20,428
Accrued liabilities	8,741	12,410	13,290
Current portion of long-term debt	14,041	8,936	-
Current portion of operating lease liabilities	53,734	48,691	50,097
Total current liabilities	97,155	80,860	83,815
Operating lease liabilities	194,502	200,938	215,335
Long-term debt, net	-	-	10,000
Other liabilities	159	284	49
Total liabilities	$291,816	$282,082	$309,199

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 4.0 million, 4.0 million and 3.9 million shares issued at May 2, 2020, February 1, 2020 and May 4, 2019, respectively*	40	40	39
Additional paid-in capital*	113,312	113,101	112,850
Retained earnings	78,064	93,406	108,277
Treasury stock, at cost – 0.9 million shares at each of May 2, 2020, February 1, 2020 and May 4, 2019	(160,021)	(160,021)	(160,021)
Total stockholders’ equity	31,395	46,526	61,145

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$323,211	$328,608	$370,344

* Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Cash Flows Provided by Operating Activities:
Net loss	$(15,342)	$(10,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,767	5,785
Operating lease right-of-use asset amortization	11,105	11,594
Stock-based compensation expense	86	(222)
Loss on sale of assets	-	102
Impairment charges	7,472	-
Changes in operating assets and liabilities:
Accounts receivable	(10,737)	8,728
Inventories	(3,132)	(1,723)
Prepaid expenses and other assets	(1,037)	(818)
Accounts payable	9,490	(2,423)
Accrued liabilities	(3,670)	1,957
Operating lease right-of-use assets and lease liabilities, net	(7,036)	(12,856)
Net cash used in operating activities	(8,034)	(25)

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(481)	(2,616)
Net cash used in investing activities	(481)	(2,616)

Cash Flows Used in Financing Activities:
Proceeds from borrowings under the revolving credit facility	5,000	5,000
Repayment of borrowings under the revolving credit facility	-	(5,000)
Net cash provided by financing activities	5,000	-

Net decrease in cash and cash equivalents	(3,515)	(2,641)
Cash and cash equivalents, beginning of year	17,839	20,103
Cash and cash equivalents, end of period	$14,324	$17,462

Supplemental Disclosures of Cash Flow Information:
Cash received for income taxes	$-	$(8,669)
Interest paid	$279	$111

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended May 2, 2020
	As Reported (GAAP)	Asset Impairment Charges(1)	Net Operating Loss Carryback(2)	Adjusted (Non-GAAP)
Loss from operations	$(35,294)	$7,472	$-	$(27,822)
Income tax (benefit) expense(3)	(20,322)	(37)	20,496	137
Net loss	(15,342)	7,435	20,496	(28,403)
Loss per share(4)(5)	$(5.25)	$2.55	$(7.02)	$(9.73)
Effective tax rate	57.0%		(57.5)%	0.5%

(1)	Non-cash asset impairment charges associated with the write down of operating lease right-of-use asset and property and equipment for underperforming boutiques.
(2)	Income tax benefit recorded related to the provision under the CARES Act that allows the carryback of net losses to prior years.
(3)	The income tax impact of each adjustment was calculated using the adjusted effective tax rate of 0.5% for thirteen weeks ended May 2, 2020.
(4)	The loss per share impact of each adjustment was calculated by dividing the net loss impact by the basic and diluted share count of 2,920,000.
(5)	The sum of the components may not foot across due to rounding.

	Thirteen Weeks Ended May 4, 2019
	GAAP	Professional Fees(1)	Severance Benefits and Other Payroll Costs(2)	Reversal of Stock-based Compensation(3)	Adjusted (Non GAAP)
SG&A	$39,994	$(1,152)	$(1,114)	$271	$37,999
Loss from operations	(9,667)	1,152	1,114	(271)	(7,672)
Income tax expense (benefit)(4)	422	50	48	(12)	508
Net loss	(10,149)	1,102	1,066	(259)	(8,240)
Loss per share(5)(6)	$(3.50)	$0.38	$0.37	$(0.09)	$(2.84)

(1)	Consists of consulting expenses associated with the Company’s review of strategic and financial alternatives as well as the implementation of the turnaround plan that commenced in January 2019.
(2)	Consists of severance benefits and other payroll costs associated with the turnaround plan.
(3)	Reversal of stock-based compensation associated with the departure of certain employees.
(4)	The income tax impact of each adjustment was calculated using the effective tax rate of 4.3% for thirteen weeks ended May 4, 2019.
(5)	The loss per share impact of each adjustment was calculated by dividing the net loss impact by the basic and diluted share count of 2,901,000.
(6)	The sum of the components may not foot across due to rounding.